Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 23, 2004, except for the restatement described in Note 1, for which the date is February 9, 2005, relating to the financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference in URS Corporation's Annual Report on Form 10-K for the year ended October 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, California
May 31, 2005